EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is effective as of May 23, 2019 (the “Effective Date”), by and between Landec Corporation (the “Company”) and Albert D. Bolles, Ph.D. (the “Executive”).

WHEREAS, Executive and the Company wish to enter into this Agreement, to set forth the terms and conditions of Executive’s employment with the Company;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.    POSITION AND DUTIES

(a)    Position

Executive will become President and Chief Executive Officer (“CEO”) of the Company. As President and CEO, Executive shall report to the Board of Directors of the Company (the “Board”) and will assist the Board in developing and implementing the Company’s ongoing business strategies and objectives. Executive shall have such duties, authority and responsibilities that are commensurate with his position as the Company’s most senior executive officer, including, but not limited to, being responsible for the general management, oversight and operations of the Company, and such additional powers and duties as are prescribed from time to time by the Board.

(b)    Obligations

During the term of his employment, Executive will devote Executive’s full business efforts and time to the Company. For the duration of his employment, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board, except Executive may, without approval of the Board, serve in any capacity with any civil, educational or charitable organization (“Outside Activity”), provided such services do not interfere with Executive’s obligations to the Company. In the event that the Board believes Executive’s Outside Activity interferes with Executive’s obligations to the Company, the Board shall inform Executive of such interference, and Executive shall have thirty (30) days to cease such Outside Activity.

2.    TERM OF EMPLOYMENT

This Agreement covers Executive’s employment with the Company from May 23, 2019 through May 29, 2022 (the “Term”), at which point it will expire unless renewed or extended by the written consent of both parties.

3.    LOCATION

Executive will be based at the Company’s executive offices in Santa Maria, California or elsewhere as may be designated from time to time by the Company. Executive will be expected to travel to the Company’s offices at other locations as needed for the performance of his duties and responsibilities.

4.    COMPENSATION, BENEFITS AND PERQUISITES

(a)    Salary

In consideration of services to be rendered by Executive to the Company, Executive will be paid an annual base salary of $620,000 per calendar year during the Term, unless modified by the Compensation Committee of the Board (the “Committee”). The annual base salary that is then in effect (the “Base Salary”) will be earned and paid in equal semi-monthly installments, less any deductions required by law, pursuant to procedures regularly established by the Company.

(b)    Annual Incentive Compensation

Executive will participate in the Company’s annual cash bonus plan as it may be modified from time to time (the “Incentive Plan”). Under the terms of the Incentive Plan for fiscal year 2020, Executive’s annual bonus (the target amount of which is 100% of Executive’s Base Salary) will be based upon attainment of pre-determined goals established by the Board or the Committee. Executive will be eligible to participate in any Long Term Incentive Plan adopted by the Company (the “LTIP”). Actual bonus(es) payable will be determined and paid pursuant to the terms of the Incentive Plan and/or the LTIP, but in no event later than the applicable two and one-half (2-1/2) month period for short-term deferrals as provided in Section 409A of the Code and the Treasury Regulations thereunder. The Company reserves the right to modify, amend or discontinue the Incentive Plan or the LTIP at any time, subject to the provisions of Section 5(e)(iv) below.

(c)    Equity Incentive Compensation

Executive shall be eligible for grants of equity interests in the Company (“Compensatory Equity”) at such times and in such amounts as determined by the Committee. All future grants of Compensatory Equity (and the issuance of any underlying shares) to Executive shall be: (i) issued pursuant to the 2013 Stock Incentive Plan (or any applicable stockholder-approved successor plan) (the “Equity Plan”), and (ii) issued pursuant to an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

At the Board meeting on May 23, 2019, Executive was granted an option to purchase 162,000 shares of Common Stock and 55,000 restricted stock units under the Equity Plan. The shares subject to the option shall vest 1/3 on the first anniversary of the date of grant and 1/36 per month on the same date of each month thereafter. The restricted stock units will cliff vest on the three-year anniversary of the date of grant. Such options and restricted stock units will be subject in their entirety to the terms and conditions of the Equity Plan and the stock option agreement and restrict stock unit agreement.

Executive may elect to establish a trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934 for any of his shares of common stock of the Company, provided, however, that such trading plan must comply with all of the requirements for the safe harbor under Rule 10b5-1 and must be approved in accordance with any Rule 10b5-1 Trading Plan Policy of the Company then in effect.

(d)    Board Rights

The Company shall (a) elect as Class 1 director to fill a current vacancy on the Board or, alternatively, (b) nominate for election as a Class 2 director to the Board to be included in the Company’s slate of nominees for election as directors at the annual general meeting of stockholders of the Company in 2019, one (1) nominee selected by Executive and reasonably acceptable to Board; provided that such election or nomination is a one-time right that must be exercised prior to the stockholder notice deadline set forth in Section 2.5(a) of the Bylaws and such right shall terminate after such deadline.

(e)    Benefits

Executive will participate in the Company’s standard medical, life, accident, disability and retirement plans provided to its eligible employees on no less favorable terms than for other Company executives, subject in each case to the generally applicable terms and conditions of the plan or arrangement in question and any applicable legal requirements and to the determinations of any person or committee administering such plan or arrangement.

(f)    Vacation

Executive shall accrue Company paid vacation in accordance with the Company’s policies and procedures, as may be amended from time to time and which currently provides for eligibility to accrue up to five weeks of paid vacation per year.

(g)    Expenses

The Company will reimburse Executive for travel, lodging, entertainment and other reasonable business expenses incurred by him in the performance of his duties in accordance with the Company’s general policies, as may be amended from time to time, and applicable law. In addition, Executive will be reimbursed for the reasonable moving expenses of he and his spouse in re-locating to Guadalupe, California.

5.    TERMINATION OF EMPLOYMENT

(a)    Termination Due to Death or Disability

Executive’s employment will terminate automatically upon the death of Executive or when Executive begins to receive benefits under the Company’s Long Term Disability Plan. In such cases, the Company shall pay Executive (in the case of long-term disability) or his estate or a person who acquired the right to receive such payments by bequest or inheritance (in the case of death):

(i)any earned, but unpaid, Base Salary and accrued, but unused paid vacation to which Executive is entitled through the date of termination, which shall be paid in accordance with applicable law; and

(ii)Executive’s annual incentive award to which he is entitled, if any, under the Incentive Plan for the fiscal year in which termination occurs, based on actual performance (disregarding any requirement that he be employed through the end of the determination period or on the date the payment is made) and pro-rated through the date of termination, which shall be paid at the same time bonuses for such year are paid to active employees under the terms of the Incentive Plan.

Upon payment of such amounts, the Company’s obligations under this Agreement will then cease.
(b)    Termination by Company for Cause

The Company may terminate, without liability, Executive’s employment for Cause (as defined below) at any time and without notice. The Company will pay Executive any earned, but unpaid Base Salary and accrued, but unused paid vacation to which he is entitled through the date of termination in accordance with applicable law and thereafter the Company’s obligations under this Agreement will then cease. Executive will not be entitled to any annual incentive award under the Incentive Plan for the year in which termination occurs.

Termination shall be for “Cause” if Executive:

(i)    willfully breaches significant and material duties he is required to perform;

(ii)    commits a material act of fraud, dishonesty, misrepresentation or other act of moral turpitude;

(iii)    is convicted of a felony or another crime which is materially injurious to the reputation of the Company;

(iv)    exhibits gross negligence in the course of his employment;

(v)    is ordered removed by a regulatory or other governmental agency pursuant to applicable law; or

(vi)    willfully fails to obey a material lawful direction from the Board.

(c)    Termination by Company Without Cause

The Company may terminate Executive’s employment and this Agreement, at any time, for any reason, without Cause.

If Executive’s employment is terminated by the Company without Cause and not in connection with a “Change of Control” as described in Section 6(a) below, the Company shall:

(1) pay Executive (in a single lump-sum payment in accordance with applicable law) any earned, but unpaid, Base Salary and accrued, but unused paid vacation to which he is entitled through the date of termination;

(2) pay Executive an amount equal to 100% of the Base Salary over the 12-month period immediately following the date of termination (such amount to be paid in equal installments on the Company’s regularly scheduled payroll dates), with the first payment, which shall be retroactive to the day immediately following the date Executive’s employment terminated, being due and payable on the Company’s next regular payday for executives that follows the expiration of thirty (30) days from the date Executive’s employment terminates;

(3) cause such number of shares subject to any unvested stock options and such number of shares of restricted stock, restricted stock units or other awards made under the Equity Plan as would have vested over the one-year period beginning on the date of termination to vest and, in the case of awards requiring exercise or settlement, become exercisable or settled, as applicable, as of the date of Executive’s termination; provided that with respect to restricted stock units granted under the Equity Plan that cliff vest beyond the one-year period beginning on the date of termination, such cliff vesting will be disregarded for these purposes, and, instead, such number of restricted stock units as would have vested monthly over the vesting period from the date of grant until the first anniversary of the date of termination will become vested as of the date of termination.

(4) pay Executive the annual incentive award to which he is entitled, if any, under the Incentive Plan for the fiscal year in which termination occurs, based on actual performance (disregarding any requirement that he be employed through the end of the determination period or on the date the payment is made), and pro-rated through the date of termination, which shall be paid at the same time bonuses for such year are paid to active employees under the terms of the Incentive Plan; and

(5) if Executive timely elects to continue his health coverage pursuant to the federal law commonly referred to as COBRA (“COBRA”) following the termination of his employment, pay the monthly premiums for such coverage (including any premium for coverage of Executive’s spouse and eligible dependents) until the earliest of the date (i) the maximum period permitted under COBRA expires, or (ii) Executive commences receiving substantially equivalent health insurance coverage in connection with new employment; provided, however, that if the foregoing arrangement could subject the Company or Executive to tax or penalty, the Company shall, in its sole discretion, have the option to cease paying for such coverage and, in lieu thereof, pay Executive a monthly amount equal to the monthly amount it had been paying for such premiums for the remainder of the period provided in this Section 5(c)(5);

After payment of the termination benefits described in this Section 5(c), the Company’s obligations under this Agreement will cease.

(d)    Voluntary Termination

Executive may terminate his employment at any time by giving the Company four (4) months’ advanced written notice of such termination. In this event, the Company will pay any earned, but unpaid, Base Salary and accrued, but unused paid vacation to which Executive is entitled through the date of termination in accordance with applicable law, and the Company’s obligations under this Agreement will then cease. Executive will not be entitled to any annual incentive award under the Incentive Plan for the year in which he terminates his employment.

(e)    Termination For “Good Reason”
Executive may also terminate his employment for “Good Reason” upon the occurrence of any one of the following events without the prior written consent of Executive, provided that the Good Reason Payout Trigger (as defined below) is met:

(i)    any assignment to Executive of duties other than those contemplated by this Agreement or typically assumed by a President or CEO, or which represent a material reduction in the scope and authority of Executive’s position with respect to the Company; provided that any “spin-off” or other distribution of the stock of a subsidiary of the Company (or actions taken in contemplation thereof) shall not be deemed to represent a material reduction in the scope and authority of Executive’s position with respect to the Company;

(ii)    a Company required relocation of Executive’s principal place of work that requires an increase in Executive’s normal commute of more than 35 miles, unless such relocation results from the relocation of the Company’s executive offices;

(iii)    any material reduction in Base Salary; or

(iv)    at such time as the Incentive Plan is approved with respect to any fiscal year, the target bonus payable to Executive under such Incentive Plan shall be determined to be an amount which is less than 100% of the Base Salary of Executive.

For Executive to receive the benefits under this Section 5(e) or Section 6(b) as a result of a termination for Good Reason, all of the following requirements must be satisfied (the satisfaction of such conditions, the “Good Reason Payout Trigger”): (1) Executive must provide notice to the Company of his intent to assert Good Reason for termination within 30 days of the initial existence of one or more of the conditions set forth in clauses (i) through (iii) above; (2) the Company must fail within 30 days (the “Cure Period”) from the date of such notice to remedy such conditions; and (3) if such conditions are not remedied, Executive must resign within 20 days after the end of the Cure Period. If the Company remedies such conditions within the Cure Period, Executive may withdraw his proposed termination or may resign with no benefits under the voluntary termination provision of Section 5(d) above.

If Executive terminates his employment for “Good Reason” other than in connection with a “Change of Control” as described in Section 6(b) below and the Good Reason Payout Trigger has been met, Company shall:

(1) pay Executive (in a single lump-sum payment in accordance with applicable law) any earned, but unpaid, Base Salary and accrued, but unused paid vacation to which he is entitled through the date of termination;

(2) pay Executive an amount equal to 100% of the Base Salary over the 12-month period immediately following the date of termination (or, if higher, at the rate prior to a reduction referred to in clause (iii) above) (such amount to be paid in equal installments on the Company’s regularly scheduled payroll dates) with the first payment, which shall be retroactive to the day immediately following the date Executive’s employment terminated, being due and payable on the Company’s next regular payday for executives that follows the expiration of thirty (30) days from the date Executive’s employment terminates;

(3) cause such number of shares subject to any unvested stock options and such number of shares of restricted stock, restricted stock units or other awards made under the Equity Plan as would have vested over the one-year period beginning on the date of termination to vest and, in the case of awards requiring exercise or settlement, become exercisable or settled, as applicable, as of the date of Executive’s termination; provided that with respect to restricted stock units granted under the Equity Plan that cliff vest beyond the one-year period beginning on the date of termination, such cliff vesting will be disregarded for these purposes, and, instead, such number of restricted stock units as would have vested monthly over the vesting period from the date of grant until the first anniversary of the date of termination will become vested as of the date of termination.

(4) pay Executive the annual incentive award to which he is entitled, if any, under the Incentive Plan for the fiscal year in which termination occurs, based on actual performance (disregarding any requirement that he be employed through the end of the determination period or on the date the payment is made), and pro-rated through the date of termination, which shall be paid at the same time bonuses for such year are paid to active employees under the terms of the Incentive Plan; and

(5) if Executive timely elects to continue his health coverage pursuant to COBRA following the termination of his employment, pay the monthly premiums for such coverage (including any premium for coverage of Executive’s spouse and eligible dependents) until the earliest of the date (i) the maximum period permitted under COBRA expires, or (ii) Executive commences receiving substantially equivalent health insurance coverage in connection with new employment; provided, however, that if the foregoing arrangement could subject the Company or Executive to tax or penalty, the Company shall, in its sole discretion, have the option to cease paying for such coverage and, in lieu thereof, pay Executive a monthly amount equal to the monthly amount it had been paying for such premiums for the remainder of the period provided in this Section 5(e)(5);

After payment of the termination benefits described in this Section 5(e), the Company’s obligations under this Agreement shall cease.

(f)    Termination Obligations

Executive acknowledges and agrees that all personal property and equipment furnished to or prepared by Executive in the course of or incident to his employment belong to the Company and shall be promptly returned to the Company upon termination of employment; provided that if Executive’s employment is terminated pursuant to Sections 5(c), 5(e) or 6, Executive will be allowed to retain his Company laptop computer after the Company removes any and all confidential and proprietary information belonging to the Company. Executive further acknowledges and agrees that all confidential materials and documents, whether written or contained in computer files, electronic storage/iCloud systems or any other media, remain the property of the Company and shall be promptly returned to the Company upon termination of employment, to the extent reasonably practicable for Executive to do so.

6.    CHANGE OF CONTROL

A “Change of Control” is defined as the occurrence of one or more of the following events:

(i)    a report on Schedule 13D is filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934 disclosing that any person other than the Company, a subsidiary of the Company, or any employee benefits plan sponsored by the Company, is the beneficial owner of 50% or more of the combined voting power of the then-outstanding securities of the Company;

(ii)    any person purchases securities pursuant to a tender or exchange offer, which, upon the consummation thereof, results in beneficial ownership by such person of 50% or more of the voting power of the then-outstanding securities of the Company;

(iii)    the Company consummates a consolidation or merger of the Company in which the Company is not the surviving corporation, or the Company’s shares are converted to cash, securities or other property, or all or substantially all of the assets of the Company are sold, leased, exchanged or transferred; provided that any “spin-off” or other distribution of the stock of a subsidiary of the Company shall not be deemed to be a sale or transfer of substantially all the assets of the Company; or,

(iv)    a majority of the members of the Board change within a 24-month period unless the election or nomination for election of such Directors shall have been approved by a majority of the Directors still in office who were also Directors at the beginning of such 24‑month period.

(a)    Termination by Company Without Cause Following a Change of Control

If, within a period of two (2) years subsequent to a Change of Control, Executive’s employment is terminated by the Company without Cause, the Company shall:
(1) pay Executive (in a single lump-sum payment in accordance with applicable law) any earned, but unpaid, Base Salary and accrued, but unused paid vacation to which he is entitled through the date of termination;
(2) pay Executive an amount equal to 150% of the Base Salary over the 18-month period immediately following the date of termination (such amount to be paid in equal installments on the Company’s regularly scheduled payroll dates), with the first payment, which shall be retroactive to the day immediately following the date Executive’s employment terminated, being due and payable on the Company’s next regular payday for executives that follows the expiration of thirty (30) days from the date Executive’s employment terminates;

(3) cause all shares subject to any unvested stock options and all shares of restricted stock, restricted stock units or other awards made under the Equity Plan to immediately vest and, in the case of awards requiring exercise or settlement, become immediately exercisable or settled, as applicable;

(4) pay Executive the annual incentive award to which he is entitled, if any, under the Incentive Plan for the fiscal year in which termination occurs, based on actual performance (disregarding any requirement that he be employed through the end of the determination period or on the date the payment is made), and pro‑rated through the date of termination, which shall be paid at the same time bonuses for such year are paid to active employees under the terms of the Incentive Plan; and

(5) if Executive timely elects to continue his health coverage pursuant to COBRA following the termination of his employment, pay the monthly premiums for such coverage (including any premium for coverage of Executive’s spouse and eligible dependents) until the earliest of the date (i) the maximum period permitted under COBRA expires, or (ii) Executive commences receiving substantially equivalent health insurance coverage in connection with new employment; provided, however, that if the foregoing arrangement could subject the Company or Executive to tax or penalty, the Company shall, in its sole discretion, have the option to cease paying for such coverage and, in lieu thereof, pay Executive a monthly amount equal to the monthly amount it had been paying for such premiums for the remainder of the period provided in this Section 6(a)(4).

After payment of the termination benefits described in this Section 6(a), the Company’s obligations under this Agreement shall cease.

(b)    Termination for “Good Reason” Following a Change of Control
If Executive terminates his employment for “Good Reason” within a period of two (2) years following a Change of Control, and the Good Reason Payout Trigger has been met, the Company shall:
(1) pay Executive (in a single lump-sum payment in accordance with applicable law) any earned, but unpaid, Base Salary and accrued, but unused paid vacation to which he is entitled through the date of termination;

(2) pay Executive an amount equal to 150% of the Base Salary over the 18-month period immediately following the date of termination (such amount to be paid in equal installments on the Company’s regularly scheduled payroll dates), with the first payment, which shall be retroactive to the day immediately following the date Executive’s employment terminated, being due and payable on the Company’s next regular payday for executives that follows the expiration of thirty (30) days from the date Executive’s employment terminates;
(3) cause all shares subject to any unvested stock options and all shares of restricted stock, restricted stock units or other awards made under the Equity Plan to immediately vest and, in the case of awards requiring exercise or settlement, become immediately exercisable or settled, as applicable;

(4) pay Executive the annual incentive award to which he is entitled, if any, under the Incentive Plan for the fiscal year in which termination occurs, based on actual performance (disregarding any requirement that he be employed through the end of the determination period or on the date the payment is made), and pro‑rated through the date of termination, which shall be paid at the same time bonuses for such year are paid to active employees under the terms of the Incentive Plan; and

(5) if Executive timely elects to continue his health coverage pursuant to COBRA following the termination of his employment, pay the monthly premiums for such coverage (including any premium for coverage of Executive’s spouse and eligible dependents) until the earliest of the date (i) the maximum period permitted under COBRA expires, or (ii) Executive commences receiving substantially equivalent health insurance coverage in connection with new employment; provided, however, that if the foregoing arrangement could subject the Company or Executive to tax or penalty, the Company shall, in its sole discretion, have the option to cease paying for such coverage and, in lieu thereof, pay Executive a monthly amount equal to the monthly amount it had been paying for such premiums for the remainder of the period provided in this Section 6(b)(4).

After payment of the termination benefits described in this Section 6(b), the Company’s obligations under this Agreement shall cease.

(c)    Survival

Notwithstanding anything herein to the contrary, to the extent a Change of Control occurs during the Term, this Section 6 and Sections 7, 8, 9, 10 and such other Sections as are necessary to give effect to such Sections shall survive the expiration of the Term and continue for a period of two (2) years following such Change of Control (or such later period as provided for therein).

7.    PARACHUTE PAYMENTS AND SECTION 409A

(a)    Best After-Tax Result

If Executive becomes entitled to any payment or benefit from the Company or otherwise pursuant to a Change of Control (the “Payments”) that would (a) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this Section, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the aggregate value of such Payments shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the Payments reduced to the extent necessary to ensure that no portion of the Payments will be subject to the Excise Tax, or (y) the full amount of the Payments; whichever amount, after taking into account all applicable taxes, including, federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate, after taking into account the deductibility of state income taxes against federal income taxes to the extent allowable), results in Executive’s receipt, on an after-tax basis, of the greater amount.

(b)    Order of Reduction of Parachute Payments

If a reduction in payments or benefits constituting “parachute payments” is necessary so that the aggregate value of the Payments equals the Reduced Amount, reduction shall occur in the following order: (a) reduction of cash payments; (b) cancellation of accelerated vesting under Section 6(c); and (c) reduction of other employee benefits provided herein. In the event that accelerated vesting under Section 6(c) is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the equity awards (i.e., acceleration of vesting for the earliest granted equity awards shall be cancelled last).

(c)    Calculations

Unless Executive and the Company agree otherwise in writing, the determination of the calculations required under this Section 7 will be made in writing by the independent auditors who are primarily used by the Company immediately prior to the Change of Control (the “Accountants”). For purposes of making the calculations required by this Section 7, the Accountants may make reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Executive and the Company agree to furnish such information and documents as the Accountants may reasonable request in order to make a determination under this Section 7. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 7.

(d)    Compliance with Section 409A

The payments and entitlements provided for under this Agreement are intended to qualify for the short-term deferral exception to Section 409A of the Code as described in Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent possible, and to the extent they do not so qualify, they are intended to qualify for the involuntary separation pay plan exception to Section 409A of the Code as described in Treasury Regulation Section 1.409A-1(b)(9)(iii) to the maximum extent possible. The amounts paid pursuant to this Agreement that are intended to qualify for the exemption for separation pay due to an involuntary separation from service shall be paid, consistent with Treasury Regulation Section 1.409A-1(b)(9)(iii)(B), no later than the last day of the second taxable year of Executive following the taxable year of Executive in which the “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein) occurs. For purposes of this Agreement, each payment described herein shall be considered a separate payment.

Notwithstanding anything to the contrary in this Agreement, if any payment or entitlement provided for in this Agreement constitutes a “deferral of compensation” (as such term is defined in Section 409A of the Code) (e.g., because such payment would be in excess of the payments subject to an exception described in the immediately preceding paragraph) within the meaning of Section 409A of the Code and cannot be paid or provided in the manner provided herein without subjecting Executive to additional tax, interest or penalties under Section 409A of the Code as a result of the operation of Section 409A(a)(2)(B)(i) of the Code or Treasury Regulation Section 1.409A-3(i)(2), then any such payment and/or entitlement which would, but for the operation of this Section 7(d), be payable during the first six months following Executive’s “separation from service” shall be paid or provided to Executive instead in a lump sum on the first day of the seventh month following the date of Executive’s “separation from service.” For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein).

8.    RELEASE

It shall be a condition to the payment by the Company of the severance benefits payable to Executive under Section 5(c), 5(e), or 6 that Executive signs a general release of all claims in substantially the form set forth in Exhibit A hereto and delivers such signed release to the Company within twenty-one (21) days following the date of termination and allows the release to become effective. No severance benefits will be paid unless and until the release becomes effective.

9.    SOLICITATION OF EMPLOYEES AND CONSULTANTS

Executive agrees that during the term of his employment, and for a period of two (2) years thereafter, Executive shall not either directly or indirectly solicit, any employees or consultants of the Company or any of its subsidiaries to terminate their relationship with the same, or attempt to solicit employees or consultants of the Company or any of its subsidiaries, either for Executive or for any other person or entity.

10.    CONFIDENTIAL INFORMATION

Executive agrees at all times during the term of this Agreement and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm, corporation or other entity without written authorization of the Board, any Confidential Information of the Company and agrees to abide by the terms of his Confidential Information and Invention Assignment Agreement with the Company. Executive understands that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, supplies, customer lists, prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to Executive by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by Executive during the term of this Agreement. Executive understands that “Confidential Information” also includes, but is not limited to, information pertaining to any aspects of the Company’s business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. Executive further understands that Confidential Information does not include any of the foregoing items which have become publicly and widely known and made generally available through no wrongful act of Executive or of others who were under confidentiality obligations as to the item or items involved.

11.    ASSIGNMENT

Executive’s rights and obligations under this Agreement may not be assigned, and any attempted assignment shall be null and void. The Company may assign this Agreement, but only to a successor or affiliated organization.

12.    NOTICES

All notices referred to in this Agreement shall be in writing and delivered to the Company at its principal address, 5201 Great America Parkway, Suite 232, Santa Clara, CA 95054, or to Executive at his home address.

13.    ENTIRE AGREEMENT

The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that, except as set forth in the Confidential Information and Invention Assignment Agreement (the “CIIA Agreement”), this Agreement shall constitute the complete and exclusive statement of its terms, and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding involving this Agreement. The parties further intend that the CIIA Agreement and Sections 8, 9, 10 of this Agreement and such other Sections as are necessary to give effect to those Sections shall survive the termination of this Agreement and/or Executive’s employment.

14.    AMENDMENTS AND WAIVERS

This Agreement may not be modified, amended or terminated except in writing, signed by Executive and by a duly authorized representative of the Company other than Executive. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof.

15.    SEVERABILITY AND ENFORCEMENT

If any provision of this Agreement or portion thereof is found to be invalid, unenforceable or void, then the parties intend that it be modified only to the extent necessary to render the provision enforceable as modified or, if the provision cannot be so modified, the parties intend that the offending language be severed, and that the remainder of this Agreement, and all remaining provisions remain valid, enforceable, and in full force and effect.

16.    GOVERNING LAW

This Agreement shall be interpreted and construed in compliance with the laws of the State of California without regard to its conflict of law principles, unless a superseding Federal law is applicable and except as otherwise provided in Section 18(b).

17.    WITHHOLDING

All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

18.    ARBITRATION

(a)
The Company and Executive agree that, to the fullest extent permitted by law, any and all disputes, claims or controversies arising out of the terms of this Agreement, Executive’s employment or Executive’s compensation and benefits, or their interpretation, will be subject to binding arbitration in San Francisco, California before the American Arbitration Association (“AAA”) under its Employment Arbitration Rules and Mediation Procedures, which are available at www.adr.org, (or by any other arbitration provider mutually agreed by the parties) by one arbitrator selected in accordance with said rules. Claims subject to arbitration shall include, without limitation, contract claims, tort claims, claims relating to compensation or stock options, and common law claims, as well as claims based on any federal, state or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act. However, claims for unemployment benefits, workers’ compensation claims, and claims under the National Labor Relations Act shall not be subject to arbitration. The parties shall be entitled to more than minimal discovery and the arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based so as to ensure meaningful judicial review of the decision. The arbitrator shall apply the same substantive law, with the same statutes of limitation and the same remedies that would apply if the claims were brought in a court of law.

(b)
The arbitration provisions of this Agreement shall be governed by and enforceable pursuant to the Federal Arbitration Act. In all other respects for provisions not governed by the Federal Arbitration Act, this Agreement shall be construed in accordance with the laws of the State of California without reference to conflicts of law principles.

(c)
Either the Company or Executive may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or claim in any way related to any arbitrable claim, including without limitation any claim as to the making, existence, validity, or enforceability of this Agreement. Nothing in this Agreement, however, precludes a party from filing an administrative charge before an agency that has jurisdiction over an arbitrable claim. Moreover, nothing in this Agreement prohibits either party from seeking provisional relief, including but not limited to temporary and permanent injunctive or other equitable relief.

(d)
The Company and Executive agree that the prevailing party in any arbitration will be entitled to enforce the arbitration award in a court of competent jurisdiction. The Company and Executive understand and agree that this Agreement, and specifically this Section 18, constitutes a waiver of their right to a trial by jury of any claims or controversies covered by this Section 18.

(e)
In the event of any litigation of any controversy or dispute arising out of or in connection with this Agreement, its interpretations, its performance or the like, the prevailing party shall be awarded reasonable attorneys’ fees and/or costs. The Company agrees to pay the costs unique to arbitration, including without limitation AAA administrative fees, arbitrator compensation and expenses, and costs of witnesses called by the arbitrator (“Arbitration Costs”). Except to the extent set forth above, each party shall bear his or its own expenses, such as expert witness fees, attorneys’ fees and costs.

19.    PROTECTED RIGHTS

Notwithstanding any other provision of this Agreement, nothing contained in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or providing truthful testimony in response to a lawfully-issued subpoena or court order. Further, this Agreement does not limit Executive’s ability to communicate with any governmental agency or entity or otherwise participate in any investigation or proceeding that may be conducted by any governmental agency or entity, including providing non-privileged documents or other information, without notice to Executive.

This Executive Employment Agreement was executed as of May 23, 2019.

COMPANY:

LANDEC CORPORATION

By:    /s/ Dr. Catherine A. Sohn
Name:    Dr. Catherine A. Sohn
Title:    Chairman of the     Compensation Committee of     the Board of Directors

By:    /s/ Andrew Powell
Name:    Andrew Powell

Title:	Chairman of the Board of Directors

EXECUTIVE:

ALBERT D. BOLLES, Ph.D.

/s/Albert Bolles, Ph.D.

Exhibit A

General Release (the “Release”)

In exchange for good and valuable consideration, and intending to be legally bound by this Release, I, the undersigned, agree as follows:

1.	GENERAL RELEASE
I agree, on behalf of myself and my heirs, representatives, successors, and assigns, to release the Company, its parents, subsidiaries, divisions, affiliates, and related entities and their respective past and present officers, directors, stockholders, managers, members, partners, employees, agents, servants, attorneys, predecessors, successors, representatives, and assigns (collectively the “Released Parties”), collectively, separately, and severally, of and from any and all rights, obligations, promises, agreements, debts, losses, controversies, claims, demands, causes of action, liabilities, suits, judgments, damages, and expenses, including without limitation attorneys’ fees and costs, of any nature whatsoever, whether known or unknown, foreseen or unforeseen, accrued or unaccrued, asserted or unasserted, which I ever had, now have, or hereafter may have against the Released Parties, or any of them, from the beginning of time up until the date I sign this Release, including without limitation the right to take discovery with respect to any matter, transaction, or occurrence existing or happening at any time before or upon my signing of this Release, with the exception of (i) any claims which cannot legally be waived by private agreement; and (ii) any claims which may arise after the date I sign this Release. This general release includes, but is not limited to, any and all claims whether based in equity, law or otherwise, including without limitation any federal, state, or local statute, code, regulation, rule, ordinance, constitution, order, or at common law. This general release includes, but is not limited to, any and all claims, related in any way to my employment with the Company and/or its predecessors, the termination of that employment), including but not limited to, any and all tort claims, contract claims, claims or demands related to stock, stock options or any other ownership interests in the Company, fringe benefits, severance pay wages, incentive compensation, bonuses, and other remuneration. My acceptance of this Release also releases any and all claims under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”). I understand that I should not construe this reference to age discrimination claims as in any way limiting the general and comprehensive nature of the release of claims provided under this Paragraph 1. Notwithstanding anything herein to the contrary, nothing in this Release shall be construed in any way to release (a) the Company’s post-employment obligations under the Executive Employment Agreement by and between me and the Company, dated as of May 23, 2019 (the “Employment Agreement”); (b) the Company’s obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to agreement or applicable law; or (c) workers’ compensation benefits, unemployment compensation benefits, or any other rights or benefits that, as a matter of law, may not be waived, including but not limited to unwaivable rights I might have under federal and/or state law. This release does not limit or restrict my right under the ADEA to challenge the validity of this release in a court of law. However, this release does prevent me from making any individual or personal recovery against the Company or the Released Parties, including the recovery of money damages, reinstatement or other legal or equitable relief, as a result of filing a charge or complaint with a government agency against the Company and/or any of the Released Parties, with the exception of any right to receive an award for information provided to the Securities and Exchange Commission.

(a)	Waiver of California Civil Code Section 1542
I also acknowledge that I have been advised of California Civil Code Section 1542, which reads as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
I agree that I am waiving any and all rights I may have under California Civil Code Section 1542 with respect to the general release of claims in Paragraph 1 of this Release. In connection with this waiver, I acknowledge that I may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which I may now know or believe to be true, with respect to the claims released pursuant to Paragraph 1. Nevertheless, I intend to and do by this Release release, fully, finally and forever, in the manner described in Paragraph 1, all such claims as provided therein. This Release shall constitute the full and absolute release of all claims and rights released in this Release, notwithstanding the discovery or existence of any additional or different claims or facts relating thereto.

(b)	Release of Claims Under the ADEA; Consideration & Revocation Period
(i)ADEA Claims Released. I understand that the general release set forth in Paragraph 1 above includes a release of any claims I may have, if any, against the Released Parties under the ADEA. I understand that my waiver of rights and claims under the ADEA does not extend to any ADEA rights or claims arising after the date I sign this Release and I am not prohibited from challenging the validity of this release and waiver of claims under the ADEA.
(ii)Consideration Period. I acknowledge that I have been given a period of at least twenty-one (21) days from the date this Release was initially delivered to me to decide whether to sign this Release (the “Consideration Period”). If I decide to sign this Release before the expiration of the Consideration Period, which is solely my choice, I represent that my decision is knowing and voluntary. I agree that any revisions made to this Release after it was initially delivered to me were either not material or were requested by me, and do not re-start the Consideration Period. I have been advised to consult with an attorney of my own choosing prior to signing this Release.

(iii)Revocation Period; Effective Date. I understand that I may revoke this Release within seven (7) days after I have signed it (the “Revocation Period”). This Release shall not become effective or enforceable until the eighth (8th) day after I sign this Release without having revoked it (the “Effective Date”). In the event I choose to revoke this Release, I must notify the Company in writing in accordance with Section 12 of the Employment Agreement and directed to the Chairman of the Board of Directors in which case this Release shall have no force or effect.

1.	REPRESENTATIONS & WARRANTIES
By signing below, I represent and warrant as follows:

(a)	There are no pending complaints, charges or lawsuits filed by me against any of the Released Parties.

(b)
I am the sole and lawful owner of all rights, title and interest in and to all matters released under Paragraph 1, above, and I have not assigned or transferred, or purported to assign or transfer, any of such released matters to any other person or entity.

(c)	I have been properly paid for all hours worked, and I have received all compensation due through my last date of employment with the Company.

(d)	The Company has reimbursed me for all Company-related expenses incurred by me in direct consequence of the discharge of my duties, or of my obedience to the directions of the Company.

(e)	The Company has not denied me the right to take leave under the Family and Medical Leave Act or any other federal, state or local leave law.

(f)
I have not suffered or incurred any workplace injury in the course of my employment with the Company, other than any injury that was made the subject of a written injury report before I signed this Release.

(g)
I confirm that the Confidential Information and Invention Assignment Agreement and Sections 8, 9 and 10 of the Employment Agreement and such other Sections as are necessary to give effect to those Sections survive the termination of the Employment Agreement, my employment, and my execution of this Release.

2.	MISCELLANEOUS

(a)	All defined terms in this Release are as defined in the Employment Agreement unless otherwise provided herein.

(b)	I agree and acknowledge that the Employment Agreement provides me with benefits from the Company which, in their totality, are greater than those to which I otherwise would be entitled.

(c)
Nothing in the Employment Agreement or this Release should be construed as an admission of wrongdoing or liability on the part of the Company or the other Released Parties, who expressly deny any liability whatsoever.

(d)	This Release and its interpretation shall be governed and construed in accordance with the laws of the State of California without regard to its conflict of law principles.

(e)
If any provision of this Release or portion thereof is found to be invalid, void or unenforceable, then the parties intend that it be modified only to the extent necessary to render the provision enforceable as modified or, if the provision cannot be so modified, the parties intend that the offending language be severed, and that the remainder of this Release, and all remaining provisions, remain valid, enforceable, and in full force and effect.

(f)	Each of the Released Parties is an intended third-party beneficiary of this Release having full rights to enforce this Release.

(g)	A facsimile or scanned (e.g., .PDF, etc.) signature on this Release shall be deemed to be an original.
By signing this Release, I acknowledge that I do so voluntarily after carefully reading and fully understanding each provision and all of the effects of this Release, which includes a release of known and unknown claims and restricts future legal action against the Company and other Released Parties.

Albert D. Bolles, Ph.D.

_____________________________
Dated: _____________, 20__